FOR IMMEDIATE RELEASE

MICROMEM SIGNS STRATEGIC SOLUTIONS
ACCELERATING LAB-TO-FAB COMMERCIALIZATION EFFORT

TORONTO, CANADA, August 9, 2006 -- Micromem Technologies Inc., ("Micromem") (OTCBB:MMTIF) a Toronto-based developer of magnetic random access memory (MRAM), today announced that it has retained the services of Strategic Solutions, a California-based engineering firm specializing in "lab-to- fab" transitions, to continue Micromem's pursuit of commercializing its HCS MRAM technology.

The term "lab-to- fab" implies taking a technology out of a laboratory or an exploratory environment and placing it the hands of a fabricator, or an applied environment. The engineers at Strategic Solutions will work directly with Micromem's Chief Technology Officer, Dr. Cynthia Kuper, to road map Micromem's HCS MRAM and to fabricate the memory.

This road map provides specific information on what types of memory products HCS MRAM can replace and estimates the specific price points for given applications. Strategic Solutions also provides detailed specifications on the functioning of HCS MRAM as it scales and delivers discrete project plans and milestones for each step in the productization process.

"These steps are necessary to achieve the goals of the company and bring what we feel is a superior performing MRAM to market," said Dr. Kuper. "The engineers we have employed will also represent our company in its negotiations with foundries and joint development partners."

Micromem has been working around the clock to enhance their core technology to better scale and address its viability on a silicon substrate. The company has made recent inventions in FeRAM and has developed a silicon-based design of its HCS MRAM. These inventions are the subject of new patent applications that will be filed shortly.

"Micromem is in a phase of growth where we are moving away from laboratory testing and into commercial development," said Joseph Fuda, CEO, Micromem Technologies Inc. "Our engineers will provide the momentum behind this effort and will support our transition into commercial prototyping and productization."

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 66,469,449
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology. We believe that once fully developed, this technology will be suitable for various applications including, without limitation, Radio Frequency Identification (RFID). It is anticipated that RFID will be Micromem's first market objective. Micromem's primary technology was developed pursuant to an exclusive world wide commercial license issued by the University of Toronto ("UT") Pursuant to the terms of the license, Micromem can buy out the balance of the Company's financial obligations with respect to the patents and technology licensed by UT for a fixed fee. The MRAM development work was undertaken in accordance with research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centre of Excellence program. Micromem believes it has full control over the last three years of the technological innovations arising from the MRAM development work, including, as previously announced the development of the single bit memory prototype.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward- looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromem's filings with the Securities & Exchange Commission. For more information, please refer to Micromem's Annual Report on Form 20F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.